FOR IMMEDIATE RELEASE

Contact:            Francesca Marraro (media relations)      Laura Jo Snyder-Cruz (investor relations)                        (212) 857-5442                                           (212) 857-5423

fmarraro@hmsy.com	ir@hmsy.com

HMS Holdings Corp. Elects William Mosakowski to Board of Directors

NEW YORK, December 13, 2006 – HMS Holdings Corp. (HMS), a leading provider of cost containment services for government healthcare programs, today announced that William S. Mosakowski had been elected to the Company’s Board of Directors.

Mosakowski founded Public Consulting Group, Inc. (PCG) in 1986 and has been its President since then. Under his leadership, PCG achieved the $100 million revenue milestone in its 20th year, and has averaged annual organic growth in excess of 15% since its inception. Following the sale of its Benefit Solutions Practice Area to HMS in September 2006, PCG is focused on building its practice areas serving government: Education Services, Strategy and Finance (advisory services for local, state and federal governments) and Consumer Directed Services.

“We are very fortunate to have Bill’s broad experience in public policy development and management advisory services for government programs represented on our Board,” commented Robert Holster, HMS’s Chairman and Chief Executive Officer. “His insight and guidance will be invaluable as we position ourselves to deliver new and innovative offerings to State and Federal healthcare programs.”

After earning a B.A. in Government from Clark University, Bill started his career in 1977 with the state of Massachusetts, serving as Assistant Revenue Director for the Department of Mental Health and Mental Retardation. He later served as Manager of Reimbursement for the Harvard Community Health Plan, and was with Touche Ross & Company before founding PCG. Bill has also been very active in civic and charitable affairs, and is Vice Chairman of the Board of Trustees of Clark University. He is a founding benefactor of Clark's Mosakowski Institute, which supports research on major issues of social concern in such fields as economic development, environmental sustainability and education reform.

HMS and PCG are partners in a strategic alliance that expands the variety of financial products and services that each company offers its customers.

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HMS Holdings Corp. (NASDAQ: HMSY) is a national leader in cost containment for government healthcare programs. HMS has recovered more than $6 billion from third parties and other funding sources for clients, and has saved clients billions more. HMS serves the Medicaid programs of 40 states. The company is headquartered in New York and operates offices nationwide.